SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities
Exchange Act of 1934 (Amendment No. )

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|_| Soliciting Material Pursuant to ss.240.14a-12

THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)

eRaider.com Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Messages posted on Yahoo.

Re: Dinner & condos
by: AaCBrown (44/M/New York City, New York)
06/12/01 08:52 am EDT
Msg: 4287 of 4335

I look forward to seeing you in Melbourne.

My main objections to the condo project has always been that it is a distraction. Goldfield already has two major businesses which make a full plate for a tiny public company. And three projects with a total investment of $12.5 million over six years is not the scale of investment necessary to succeed. Even if the investment is wildly successful, it could only add a penny or so in annual earnings per share, about what Goldfield is spending on this proxy fight.

That kind of return is not worth the focus of a $400,000 per year CEO, plus a full-time staff member. Real estate development on this scale can be done much better by private individuals who do not pay double income tax as corporations do, do not have the overhead expense of a public corporation and can pay complete attention to every phase of the design, approvals, construction and sales. Goldfield outbid these individuals for these projects (and Florida is world famous for aggressive and shrewd real estate developers). How can Goldfield, with all the disadvantages of a public company and no experience in luxury condos, make more from the properties than private developers? And if they do, how much will the stock go up based on a one-time penny-per-share foray into real estate development. I think the stock price would suffer, even if the projects were successful, because the perception of increased risk and lack of focus would chase more investors away than the penny per share would bring in. If the projects are unsuccessful, it would be infuriating to lose the company to bankruptcy from real estate debt, when Goldfield refuses to borrow money to support its core businesses.

I also think Goldfield's timing was almost exactly wrong, that they bought in at the peak. You cannot look at overall Florida luxury real estate, that is dominated by the areas popular with out-of-state and wealthy people. Melbourne is not that, nor is it close to any such area. Buyers of Melbourne luxury homes will be people who work in the area.
I think most of those people want houses, not beachfront or riverfront condos.

In 1999 and early 2000, it seemed reasonable that high-technology expansion would bring a lot of high-paid, relatively young engineers and programmers to Melbourne though relocation and foundation of high-tech companies. The proximity of Cape Canaveral gives Melbourne a skilled technical workforce and the costs of business are much lower than in big cities with comparable available labor. The location could be a recruiting attraction for, say, a recent engineering graduate who likes the idea of living on the beach in good weather, but cannot afford beachfront rentals near big cities like Los Angeles or Miami.

The young top executives of these companies might snap up luxury waterfront condos. But where are they today? Without them, there are not many jobs in Melbourne that pay enough to allow someone to afford one of these. Most people who have those jobs (like John Sottile) are older, with families, and want houses, not condos. Not many wealthy people retire to Melbourne because it does not have the attractions of larger cities or wealthier resort areas.

I hope I'm wrong and Goldfield can unload these sites to get its money back. But the profit or loss from getting out of the business is small in my opinion compared to the damage to the Company from staying in it.

Aaron Brown

Disclaimer: eRaider is soliciting proxies for Goldfield's annual meeting. eRaider strongly advises all shareholders to read the proxy statement. If you want a free copy of the proxy statement and/or the information on the participants, please write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025


The Good News for Everyone
by: AaCBrown (44/M/New York City, New York)
06/13/01 12:47
pm EDT
Msg: 4313 of
4335

in the ISS analysis was the exceptional praise for the company.
Performance since the bottom in 1998 has been exlempary and the stock seems deeply undervalued.

This is important because it is the first institutional analysis of Goldfield in a long time. I think the eRaider analysis is actually deeper, we spent a lot more time and money on it, but it might be seen as biased because we only made it public after we bought the stock.

Whoever wins this election, it is important to build on this good review. It will be much easier to pitch GV to institutions after this report. Proxy fights have a way of concentrating attention on a company, usually bad things become visible but sometimes, like now, good news emerges.

This redoubles my determination to preserve cumulative voting and fight the meeting adjournment. Now I am fighting for institutional reputation as well as shareholder rights. When I try to persuade institutions to invest in GV, I want to say that ISS's recommendations were adopted. It won't do much good to show a good report, but say the company immediately acted against the three recommendations.

By the same token, it increases my support for an independent director who is both a shareholder and an expert in one of Goldfield's core businesses. The only person I know who fits this description is Joe Cocalis, although I'm open to other suggestions. I'd also love to see the existing board recruit an expert who was willing to buy stock. I think this would be a major selling point to institutions.

Someone might suggest that I withdraw eRaider nominees in the spirit of adhering to ISS recommendations. I'm not willing to go that far. But it has increased my relative concentration on the cumulative voting and adjournment issues, because these have a double benefit.

Institutional ownership could ignite this company. First of all, it would increase the stock price. Second, a lot of individuals like companies with institutional ownership. Third, it increases visibility and analyst coverage which further increase the price.

The higher price is not just an end in itself. It allows the company to raise capital cheaply to take advantage of business opportunities. A high stock price could make one of the major disagreements go away, I think
Goldfield should expand, John Sottile doesn't want to borrow money. A high stock price could allow expansion without borrowing.

eRaider is soliciting proxies for Goldfield's annual meeting. eRaider strongly advises all shareholders to read the proxy statement. If you want a free copy of the proxy statement and/or the information on the participants, please write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown
eRaider co-founder
Re: Dinner & condos
by: AaCBrown (44/M/New York City, New York)
06/13/01
06:25 pm EDT
Msg: 4320 of
4335

Did I say that? I meant to say that retirees and others will flock to the serenity, vitality, beauty and friendliness of Melbourne. The city brings together the world-class technology of the space program with the economic dynamism of a fast-growing city, the physical beauty of the Florida coast with the graciousness of the Old South.

Aaron Brown
Re: Question for ABrown
by: AaCBrown (44/M/New York City, New York)
06/14/01 09:23
am EDT
Msg: 4335 of
4335

We have prepared a step-by-step voting guide at:

http://www.eraider.com/article.cfm?topicID=50&catID=158&articleID=7
04

or you can email me at Aaron.Brown@PrivateerAM.com and we can take it from there.

There is still plenty of time. I can email you a proxy today and you can fax it back. We prefer physical signatures, but faxed proxies are legal. Although I don't recommend waiting until then, I can even receive proxies faxed to my hotel in Melbourne until I have to leave for the meeting at 9:00 AM next Tuesday.

eRaider is soliciting proxies for Goldfield's annual meeting. eRaider strongly advises all shareholders to read the both our proxy statement and the Company's. If you want a free copy of our proxy statement write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

or email Aaron.Brown@PrivateerAM.com.

Aaron Brown
eRaider co-founder


Messages posted on eRaider
There is a brief mention of eRaider's Goldfield campaign at The
Corporate Library.
Aaron Brown
eRaider co-founder
For the first time, Goldfield has answered the question we have been asking since November. Why was management paid $510,000 for a transaction that also resulted in the cash surrender value of life insurance declining by $498,311?

We couldn't get a straight answer, but the Company explained things to Institutional Shareholder Services. When the employee benefit agreements were terminated in June 2000, Goldfield borrowed $600,000 against the policies. I cannot find this transaction in any financial statements, not the quarterly report covering the period, not the original 2000 annual report, not the amended 2000 annual report revising these disclosures. I have no idea why this was left out of the financial statements or why the Company didn't simply tell us this when we first asked.

Although this clarifies things somewhat, it still leaves questions. In this account, when the executives gave up their rights to the insurance policies, Goldfield's interest in those policies increased by $101,689. That makes sense, this is then the amount of undisclosed compensation that had been paid to the top four managers from 1989 to 2000. When Goldfield borrowed $600,000 against the policies, the value declined by $600,000 (of course). $101,689 - $600,000 gives the decline in cash surrender value of life insurance policies of $498,311. That checks.

Now Goldfield is saying managers were paid $527,000 in compensation for the termination, instead of the $510,000 shown in all subsequent reports. So there's still a missing $17,000. But if we overlook that, $527,000 - $101,689 gives the net expense of the transaction, $425,311. Another check.

Questions:

If the value that employees gave up was $101,689, why were they paid $527,000 in compensation for doing that? Some of that might be for giving up future contributions but (a) that amounts to prepaying salary, which doesn't make much sense and (b) still can't get anywhere near $517,000.

If it was really worth $101,689 for the executives to give up their rights under the policies, why were those rights immediately given back to the executives, with no associated compensation expense? Executives were allowed to name the beneficiaries of the policies, less premiums paid and loans outstanding.

However, at least we have eliminated the possibility of double payment.
My best guess is that the Company was paying managers about $10,000 per year in undisclosed compensation expense from 1989 to 2000. In
2000 it made an extra payment of $527,000 which was misdescribed as a payment in consideration of giving up their rights under the insurance policy. I say "misdescribed" because (a) only $100,000 of it for giving up the rights, the other $425,000 was a straight gift and (b) those rights were returned to the executives immediately afterwards.

Of course, I could be wrong again. But it's the appearance of these things that chases many careful investors away from the stock. If you don't trust that the company is fully and clearly disclosing all compensation paid to management, you aren't going to trust the stock.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
Aaron Brown
eRaider co-founder

"Management has admitted to ISS that it proposed the elimination of cumulative voting due to the advent of the proxy contest. . . . . Without a doubt, management intends to eliminate cumulative voting at this meeting in an attempt to thwart eRaider's nominees from getting elected. . . . In any circumstance, the rules of the election process should not be distorted to favor one group over the other. The elimination of cumulative voting may result in an unfair disadvantage to the dissidents."

Funny how that admission didn't make it into Goldfield's proxy statement. That said the board wanted to get rid of cumulative voting for four reasons, none of which mentioned eRaider or anything to do with this year's election. All were long-term general considerations like the fact that only 10.7 percent of S&P Smallcap companies have it, the California State Bar doesn't like it and it makes takeovers easier.

I'm not really complaining here, I doubt Goldfield fooled anyone. A very generous person might conclude that between eRaider's February
19 notification of intent to run directors and the board's March 6 decision to eliminate cumulative voting, a sudden change of heart took place among board members. But that wouldn't explain the extraordinary effort and expense to make the change retroactive to affect the re-election of sitting board members.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
Aaron Brown
eRaider co-founder
Hmmm. They gave up on us after two such mailings. I was beginning to weaken.

By the way, we are challenging all Proxy Services votes because they do not contain the protections, options and disclaimers the Company filed with the SEC. On Goldfield's side, ADP is trying to give the Company all the unvoted shares, despite the clear language in the Company's proxy (and the law) saying broker non-votes will not count except for quorum purposes.

Like the Florida Presidential election, this may come down to voting technicalities rather than the will of the voters. That would be very unfortunate. Whether we win or lose, I think investor interest in Goldfield has skyrocketed. It would be a shame to lose that interest to frustration.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
Aaron Brown
eRaider co-founder

There is a 12 paragraph discussion of voting for directors, we and the Company both extracted the portions most favorable to ourselves.

We emphasized that ISS recognized the need for an outside director with expertise in one of Goldfield's key businesses, to provide advice, contacts and informed oversight. This was our first proposal to management (although we added the stipulation that this person should either own or buy upon appointment a substantial share in the company).

However we couldn't recruit such a person in a contested situation, so we ended up running shareholders without particular expertise in mining or construction, in order to provide better oversight and to open the Company up for consensus appointment of an expert director later.

Goldfield emphasized that ISS did not feel electing eRaider's director candidates was necessary. ISS correctly pointed out that we are running as watchdogs, and Goldfield's board is not entrenched (it has cumulative voting, annual election of all directors and no poison pill). ISS felt that with open annual corporate elections, watchdog directors are not necessary. I understand that point of view, although I still think the Company will be better off with an eRaider-nominated director or three.

Anyway, it's up to the shareholders now.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025
Aaron Brown
eRaider co-founder

eRaider's proxy fight with Goldfield is getting coverage in the Truth or Consquences Herald, the local newspaper for Goldfield's New Mexico mining operations.
Aaron Brown
eRaider co-founder